Exhibit 23.1






                        AUDITORS' CONSENT
                        -----------------




The Board of Directors
Trans World Airlines, Inc.:



We consent to incorporation by reference in this Registration Statement on Form S-8 of Trans World Airlines, Inc. of our report dated March 4, 1998, relating to the consolidated balance sheets of Trans World Airlines, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and cash flows and the related schedule for each of the periods in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Trans World Airlines, Inc. Our report refers to the application of fresh start reporting as of September 1, 1995.



                                   KPMG Peat Marwick, LLP



Kansas City, Missouri
July 13, 1998